Entergy
639 Loyola Avenue
New Orleans, LA  70113

News
Release

Date:	July 16, 2013

For Release:	Immediately

Contact:	Michael Burns (Media)	Paula Waters (Investor Relations)
	(504) 576-4238	(504) 576-4380
	mburns@entergy.com	pwater1@entergy.com

Exhibit 99.1
Entergy Provides Preliminary Second Quarter Earnings Guidance

New Orleans, La. – Entergy Corporation (NYSE: ETR) today indicated that it expects second quarter 2013 as-reported earnings of approximately $0.91 per share and operational earnings of approximately $1.00 per share. Results for second quarter 2012 were $2.06 per share on an as-reported basis and $2.11 per share on an operational basis. Entergy also affirmed previously issued operational earnings guidance for 2013.

As-reported results are prepared in accordance with generally accepted accounting principles (GAAP) and are comprised of operational earnings (described below) and special items. Special items were recorded for:

•	expenses associated with the implementation of the human capital management strategic imperative in second quarter 2013 and
•	expenses associated with the proposed spin-off and merger of Entergy’s electric transmission business with ITC Holdings Corp. in the second quarters of 2012 and 2013.

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Entergy Provides Preliminary Second Quarter Earnings Guidance

July 16, 2013

Utility

The decrease in Utility second quarter 2013 operational earnings was due primarily to substantially higher income tax expense than the prior year. The prior year period reflected the effect of an agreement reached with the Internal Revenue Service regarding storm cost financings in Louisiana, significantly reducing second quarter 2012 income tax expense. Also contributing to lower results were higher non-fuel operation and maintenance expense and higher depreciation expense.

Higher Utility net revenue provided a partial offset to these items. Second quarter 2012 net revenue reflected a regulatory charge for customer sharing of the benefits of the IRS agreement noted above. Pricing adjustments due to nuclear and combined cycle natural gas-fired-generation investments placed in service in 2012 also contributed to the net revenue increase. Partially offsetting was lower sales volume, including the effects of weather. Weather was below normal in second quarter 2013 compared to the warmer-than-normal temperatures experienced one year ago.

Entergy Wholesale Commodities

The quarter-over-quarter decrease in operational earnings at Entergy Wholesale Commodities was due primarily to lower net revenue and higher decommissioning expense, partially offset by lower income taxes. A decommissioning liability adjustment reduced decommissioning expense in second quarter 2012 due primarily to an updated decommissioning cost study.

The decrease in EWC net revenue was driven by lower volume and energy prices on EWC’s nuclear fleet. Nuclear production declined due to more unplanned and refueling outages. Refueling days at Pilgrim Nuclear Power Station and Vermont Yankee Nuclear Power Station totaled 50 days in second quarter 2013, versus 35 days at two other plants for the same quarter last year.

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Entergy Provides Preliminary Second Quarter Earnings Guidance

July 16, 2013

Parent & Other

In the Parent & Other disclosure segment, results declined during the quarter due to an increase in income tax expense on Parent & Other activities. Second quarter 2012 benefited from a favorable federal appeals court decision affirming Entergy’s entitlement to claim foreign tax credits for the U.K. Windfall Tax.

Earnings Guidance

Entergy affirmed its previously issued 2013 operational earnings guidance to be in the range of $4.60 to $5.40 per share.

Entergy will report second quarter earnings results before the market opens on Tuesday, July 30, 2013, and host a teleconference at 10 a.m. CT that day to discuss the earnings announcement. The teleconference may be accessed by dialing (719) 457-2080, confirmation code 4532989, no more than 15 minutes prior to the start of the call. The call and presentation slides can also be accessed via Entergy’s website at www.entergy.com. A replay of the teleconference will be available for seven days thereafter by dialing (719) 457-0820, confirmation code 4532989.

Entergy Corporation, which celebrates its 100th birthday this year, is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, including more than 10,000 megawatts of nuclear power, making it one of the nation’s leading nuclear generators. Entergy delivers electricity to 2.8 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $10 billion and approximately 15,000 employees.

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Entergy Provides Preliminary Second Quarter Earnings Guidance

July 16, 2013

Additional investor information can be accessed online at
www.entergy.com/investor_relations.

In this news release, and from time to time, Entergy makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in: (i) Entergy’s Form 10-K for the year ended Dec. 31, 2012, (ii)  Entergy’s Form 10-Q for the quarter ended March 31, 2013 and (iii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear plant relicensing, operating and regulatory risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami; (e) legislative and regulatory actions and risks and uncertainties associated with claims or litigation by or against Entergy and its subsidiaries; (f) conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and subsequent securities filings and (g) risks inherent in the proposed spin-off and subsequent merger of Entergy’s electric transmission business with a subsidiary of ITC Holdings Corp. Entergy cannot provide any assurances that the spin-off and merger transaction will be completed and cannot give any assurance as to the terms on which such transaction will be consummated. The spin-off and merger transaction is subject to certain conditions precedent, including regulatory approvals.